FOR IMMEDIATE RELEASE

AUDIOVOX REPORTS FIRST QUARTER RESULTS AND
ANNOUNCES UP TO 2 MILLION SHARE STOCK REPURCHASE

HAUPPAUGE, NY, July 10, 2006 — Audiovox Corporation (NASDAQ: VOXX) today announced results for its fiscal 2006 first quarter ended May 31, 2006. The Company previously changed its fiscal year from November 30 to February 28. As such, the fiscal 2006 first quarter results will be compared to the comparable year-ago period ended May 31, 2005, which was the Company’s fiscal 2005 second quarter.

Audiovox Corporation (the ‘‘Company’’) reported net sales for the fiscal 2006 first quarter of $111.3 million, a decrease of 23.0% compared to $144.5 million reported in the comparable prior year quarter and an increase of 8.0% sequentially, compared to $103.1 million reported in the transition period ended February 28, 2006.

Net income from continuing operations for the fiscal 2006 first quarter was $1.8 million or $0.08 per diluted share. This compares to net income from continuing operations of $5.8 million or $0.26 per diluted share in the comparable prior year period and net income from continuing operations of $0.4 million or $0.02 per diluted share reported in last quarter’s transition period. On a pro forma basis for the quarter, taking into consideration non-recurring, one-time adjustments that included the unrealized gain on the Bliss-tel investment and a tax benefit due to the completion of certain tax examinations, net income from continuing operations in the comparable 2005 period would have been $1.2 million or $0.05 per diluted share.

Including discontinued operations, the Company reported net income of $1.5 million or $0.07 per diluted share in the quarter ended May 31, 2006, as compared to $5.6 million or $0.25 per diluted share in the similar 2005 period and $0.2 million or $0.01 per diluted share during the transition period ended February 28, 2006. Similarly, on a pro forma basis, which includes the items mentioned above, net income for the fiscal 2005 second quarter would have been $1.1 million or $0.05 per diluted share.

Mobile Electronics sales, which represented 74.6% of net sales, were $83.1 million, a decrease of 10.6% compared to sales of $93.0 million reported in the comparable prior year period. This decline was due primarily to lower sales of satellite radio products given the issues previously documented by the Company. Additionally, lower sales of mobile video products also impacted sales, as the Company no longer sells video-in-a-bag products. In the comparable prior year period, Mobile Electronics comprised 64.3% of net sales.

Consumer Electronics sales, which represented 25.4% of sales, were $28.2 million, a decrease of 45.3% compared to net sales of $51.6 million reported in the comparable period last year. This decline is a direct result of significantly lower portable DVD sales brought on by the Company’s decision to avoid retail promotions that do not meet minimum profitability targets. In the fiscal 2005 second quarter, Consumer Electronics comprised 35.7% of net sales.

Gross margins for the period ended May 31, 2006 were 18.1% compared to 15.8% reported in the comparable year-ago period and 15.2% reported in the transition period ended February 28, 2006. The increase in gross margins is related to improved inventory management and the Company’s focus on improving profitability.

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Audiovox Reports Fiscal 2006 First Quarter Results

Operating expenses for the fiscal 2006 first quarter were $20.2 million as compared to $22.2 million in the comparable fiscal 2005 second quarter, a decrease of 9.3%. SG&A expenses declined approximately $2 million, while engineering and technical support remained consistent as compared to the comparable period last year. The Company anticipates operating expenses, as a percentage of net sales will decline as sales improve with new product introductions slated during the remainder of the fiscal year.

Patrick Lavelle, President and CEO of Audiovox stated, ‘‘Our focus is to generate higher returns for our Company and our shareholders and we believe we have and continue to take the necessary steps to achieve this goal. We are encouraged with the improvement in gross profit margins and we believe that with new product introductions scheduled this year, we are on track to continue to deliver improving results, which will ultimately lead to better operating performance.’’

Lavelle continued, ‘‘That being said, the market remains competitive and pricing pressures continue in all categories. As we look ahead, we have a strong product roll-out planned for the second half that will include new AR speakers, Jensen mobile multi-media, XM satellite radio products and GPS navigation, to name a few. These new products will carry gross profit margins designed to enhance profitability and shareholder value.’’

Lavelle concluded, ‘‘I am pleased to announce that the Company’s Board of Directors has approved a new stock repurchase program which authorizes the Company to repurchase on the open market up to 2 million shares of the Company’s common stock. This now brings the total shares available for repurchase to 2.15 million.’’ The shares will be purchased in open market transactions or privately negotiated transactions at the Company’s discretion.

Conference Call Information

The Company will be hosting its conference call tomorrow morning on Tuesday, July 11, 2006 at 10:00 a.m. EDT. Interested parties can participate by visiting the Company’s website, www.audiovox.com, and clicking on the webcast in the Investor Relations section. For those who will be unable to participate, a replay has been arranged and will be available approximately one hour after the call has been completed and will last for one week thereafter.

Toll-Free Call-in Number (Replay): 888-286-8010
International Call-in Number (Replay): 617-801-6888
Access Code: 62300820

About Audiovox

Audiovox Corporation is a leading international supplier and value added service provider in the consumer electronics industry. The Company conducts its business through subsidiaries and markets mobile and consumer electronics products both domestically and internationally under several of its own brands. It also functions as an OEM (Original Equipment Manufacturer) supplier to a wide variety of customers, through several distinct distribution channels. For additional information, please visit Audiovox on the Web at http://www.audiovox.com.

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Audiovox Reports Fiscal 2006 First Quarter Results

Safe Harbor Language

Except for historical information contained herein, statements made in this release that would constitute forward-looking statements may involve certain risks and uncertainties. All forward-looking statements made in this release are based on currently available information and the Company assumes no responsibility to update any such forward-looking statements. The following factors, among others, may cause actual results to differ materially from the results suggested in the forward-looking statements. The factors include, but are not limited to, risks that may result from changes in the Company's business operations; our ability to keep pace with technological advances; significant competition in the mobile and consumer electronics businesses; our relationships with key suppliers and customers; quality and consumer acceptance of newly introduced products; market volatility; non-availability of product; excess inventory; price and product competition; new product introductions; the possibility that the review of our prior filings by the SEC may result in changes to our financial statements; and the possibility that stockholders or regulatory authorities may initiate proceedings against Audiovox and/or our officers and directors as a result of any restatements. Risk factors associated with our business, including some of the facts set forth herein, are detailed in the Company's Form 10-K/A for the fiscal year ended November 30, 2005 and its Form 10-Q for the fiscal first quarter ended May 31, 2006.

Company Contacts

Glenn Wiener

GW Communications for Audiovox

Tel: 212-786-6011 or Email: gwiener@GWCco.com

- Tables to Follow -

Audiovox Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	February 28, 2006	May 31, 2006
Assets
Current assets:
Cash and cash equivalents	$16,280	$7,825
Restricted cash	1,488	—
Short-term investments	160,799	186,415
Accounts receivable, net	88,671	85,460
Inventory	96,150	91,797
Receivables from vendors	9,830	6,227
Prepaid expenses and other current assets	6,023	8,380
Deferred income taxes	8,218	8,218
Total current assets	387,459	394,322
Investment securities	14,709	14,148
Equity investments	11,834	12,045
Property, plant and equipment, net	18,799	18,455
Excess cost over fair value of assets acquired	16,067	17,514
Intangible assets	11,002	11,389
Deferred income taxes	3,989	4,228
Other assets	2,153	904
Total assets	$466,012	$473,005
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$13,776	$20,087
Accrued expenses and other current liabilities	17,907	17,502
Accrued sales incentives	8,512	6,945
Income taxes payable	—	1,592
Bank obligations	5,329	4,329
Current portion of long-term debt	1,371	1,483
Total current liabilities	46,895	51,938
Long-term debt	5,924	6,064
Capital lease obligation	5,892	5,865
Deferred compensation	6,569	6,615
Total liabilities	65,280	70,482
Commitments and contingencies
Total stockholders' equity	400,732	402,523
Total liabilities and stockholders' equity	$466,012	$473,005

Audiovox Corporation and Subsidiaries
Consolidated Statements of Operations
For the Three Months Ended May 31, 2005 and 2006
(In thousands, except share and per share data)
(unaudited)

	2005	2006
Net sales	$144,509	$111,299
Cost of sales	121,710	91,200
Gross profit	22,799	20,099
Operating expenses:
Selling	8,315	7,061
General and administrative	12,129	11,325
Engineering and technical support	1,771	1,765
Total operating expenses	22,215	20,151
Operating income (loss)	584	(52)
Other income (expense):
Interest and bank charges	(738)	(560)
Equity in income of equity investees	743	948
Other, net	3,020	1,921
Total other income, net	3,025	2,309
Income from continuing operations before income taxes	3,609	2,257
Income tax (benefit) expense	(2,153)	475
Net income from continuing operations	5,762	1,782
Net loss from discontinued operations, net of tax	(135)	(260)
Net income	$5,627	$1,522
Net income per common share (basic):
Net income from continuing operations	$0.26	$0.08
Net loss from discontinued operations	—	(0.01)
Net income per common share (basic)	$0.26	$0.07
Net income per common share (diluted):
Net income from continuing operations	$0.26	$0.08
Net loss from discontinued operations	(0.01)	(0.01)
Net income per common share (diluted)	$0.25	$0.07
Weighted-average common shares outstanding (basic)	22,058,130	22,369,348
Weighted-average common shares outstanding (diluted)	22,374,225	22,548,039

This earnings release includes information presented on a pro forma basis. These pro forma financial measures are considered ‘‘non-GAAP’’ financial measures within the meaning of the SEC Regulation G. The Company believes that this presentation of pro forma results provide useful information to both management and investors by excluding specific items that the Company believes are not indicative of core operating results. The presentation of this additional information should not be considered in isolation or as a substitute for results prepared in accordance with accounting principles generally accepted in the United States. The reconciliation set forth below is provided in accordance with Regulation G and reconciles the pro forma financial measure with the most directly comparable GAAP based financial measure.

Audiovox Corporation and Subsidiaries
Reconciliation of GAAP Net Income and Net Income from Continuing Operations to
Pro Forma Net Income and Pro forma Net Income from Continuing Operations
(In thousands, except share and per share data)
(uaudited)

For the Three Months Ended May 31, 2005
GAAP net income from continuing operations	$5,762
Non-recurring Adjustments:
Unrealized gain on the Bliss-tel investment, net of tax	(1,264)
Tax accrual reduction	(3,307)
(4,571)
Pro forma net income from continuing operations	1,191
GAAP net loss from discontinued operations, net of tax	(135)
Pro forma net income	$1,056
GAAP net income from continuing operations per common share, diluted	$0.26
Pro forma net income from continuing operations per common share, diluted	$0.05
GAAP net income per common share, diluted	$0.25
Pro forma net income per common share, diluted	$0.05
Weighted-average common shares outstanding, diluted	22,374,225